Exhibit 99.1

News Release
General Inquiries: (877) 847-0008 www.sanchezmidstream.com

Sanchez Midstream Partners

Announces Borrowing Base Increase

HOUSTON--(GLOBE NEWSWIRE)--Dec. 14, 2017--Sanchez Midstream Partners LP (NYSE American: SNMP) (“SNMP” or the “Partnership”) today announced that its lenders have completed a regularly-scheduled redetermination of the borrowing base under the Partnership’s credit agreement.  The redetermination resulted in a borrowing base of $249.3 million, a 16 percent increase from the Partnership’s previous borrowing base of $215.6 million.  The midstream portion of the borrowing base was set at $211.3 million, higher than the credit agreement’s commitment amount which remains unchanged at $200 million.

MANAGEMENT COMMENTARY

“The borrowing base increase announced today demonstrates the positive financial impact our midstream projects have on the business,” said Gerry Willinger, Chief Executive Officer of the general partner of SNMP.  “With the recent operational additions of our wholly owned SECO Pipeline and the Raptor Gas Processing Facility, a 50 percent joint venture with Targa Resources Corp. that was recently upsized to processing capacity of 260 million cubic feet per day, the midstream component of our borrowing base increased significantly and is now above the commitment amount of $200 million under the credit agreement.  We appreciate the support our lenders have shown during this redetermination cycle, and look forward to working with them as we continue to execute our business plan.”

About the Partnership

Sanchez Midstream Partners LP (NYSE American: SNMP) is a growth-oriented publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream assets in North America.  The Partnership has ownership stakes in oil and natural gas gathering systems, natural gas pipelines, and a natural gas processing facility, all located in the Western Eagle Ford in South Texas.

Additional Information

Additional information about SNMP can be found in the Partnership’s documents on file with the U.S. Securities and Exchange Commission (www.sec.gov) and in the “Investor Presentation” available on the Partnership’s website (www.sanchezmidstream.com).

PARTNERSHIP CONTACT

Kevin Smith

VP of Investor Relations

(281) 925-4828